Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

AVERY DENNISON NAMES GREGORY S. LOVINS VICE PRESIDENT AND INTERIM CHIEF FINANCIAL OFFICER

GLENDALE, CA — March 20, 2017 — Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Gregory S. Lovins as vice president and interim chief financial officer, effective immediately.

As interim CFO, Mr. Lovins will lead the company’s finance function, including audit, financial reporting, investor relations, financial planning and analysis, tax and treasury. He will also oversee the company’s information technology group. Lovins succeeds Anne L. Bramman, senior vice president and chief financial officer, who will be leaving Avery Dennison after a brief transition period.

Mr. Lovins, 44, has been the company’s vice president and treasurer since August 2016, and will continue to serve as treasurer. He was previously vice president, global finance, Materials Group (now Label and Graphic Materials) from January 2011 to August 2016 and, prior to that, held positions of increasing responsibility across the company.

“Greg has extensive knowledge of our businesses developed during his more than 20 years with Avery Dennison. He has held leadership positions in a number of our Materials businesses, including leading the finance function of our largest business, Label and Graphic Materials,” said Mitch Butier, president and chief executive officer. “I’ve worked closely with Greg for over a decade. He is a strong business partner and a good steward of our internal control environment.”

Mr. Lovins earned an MBA from the Weatherhead School of Management at Case Western Reserve University and a BS in Finance from Miami University.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in pressure-sensitive and functional materials and labeling solutions for the retail apparel market. The company’s applications and technologies are an integral part of products used in every major industry. With operations in more than 50 countries and more than 25,000 employees worldwide, Avery Dennison serves customers in the consumer packaging, graphical display, logistics, apparel, industrial and healthcare industries. Headquartered in Glendale, California, the company reported sales of $6.1 billion in 2016. Learn more at www.averydennison.com.

Avery Dennison Media Contact:

Rob Six +1 626-304-2361

rob.six@averydennison.com

or

Avery Dennison Investor Relations

Garrett Gabel +1 626-304-2399

investorcom@averydennison.com